Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ellomay Capital Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-187533, 333-102288 and 333-92491) on Form S-8 and (Nos. 333-199696 and 333-144171) on Form F-3 of Ellomay Capital Ltd. of our report dated March 28, 2019, with respect to the consolidated statements of financial position of Ellomay Capital Ltd. as of December 31, 2018 and 2017, and the related statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 Annual Report on Form 20-F of Ellomay Capital Ltd.

/s/ Somekh Chaikin
Somekh Chaikin

Certified Public Accountants (Isr).
Member firm of KPMG International

Tel-Aviv, Israel

March 28, 2019